  Exhibit 99.1

For Immediate Release

CORRECTION: LightPath Technologies Reports Financial Results for
Fourth Quarter and Fiscal 2019

This press release replaces the press release disseminated September 12, 2019 at 4:00 PM ET. This press release includes corrected information in the condensed consolidated balance sheet. The corrected press release is below:

ORLANDO, FL – September 12, 2019 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, today announced financial results for its fourth quarter and fiscal year ended June 30, 2019.

Fiscal 2019 Fourth Quarter and Full Year Highlights:

●
Revenue for the fourth quarter of fiscal 2019 was $8.7 million, an increase of 8%, as compared to $8.1 million in the fourth quarter of fiscal 2018. Revenue for the full year was $33.7 million for fiscal 2019, an increase of 4%, as compared to $32.5 million in fiscal 2018.
●
12-month backlog was $17.1 million at June 30, 2019, an increase of 33%, as compared to $12.8 million at June 30, 2018.
●
Net loss for the fourth quarter of fiscal 2019 was $1.8 million, compared to a net loss of $807,000 for the fourth quarter of fiscal 2018. The fiscal 2019 period includes non-recurring charges of $845,000 relating to the relocation of our New York facility (the “Irvington Facility”) and a non-cash reversal of $406,000 of income tax benefits recorded in the first half of fiscal 2019, due to a change in the Company’s estimated utilization of net operating loss (“NOL”) carryforward benefits for fiscal 2019.
●
EBITDA* loss for the fourth quarter of fiscal 2019 was $219,000, compared to an EBITDA loss of $269,000 in the fourth quarter of fiscal 2018.
●
Capital expenditures, including equipment financed through capital leases, totaled $2.5 million for fiscal 2019, a decrease of 25%, as compared to $3.3 million in the prior fiscal year. Capital projects continue to support global growth initiatives and product development, including enhanced capacity for infrared (“IR”) products.
●
Total debt, including capital leases, was $6.6 million at June 30, 2019, a decrease of 11% as compared to $7.4 million at June 30, 2018.
●
Cash and cash equivalents were $4.6 million at June 30, 2019, compared to $6.5 million at June 30, 2018. The decrease in cash of $1.9 million, or 29%, from the prior year end is primarily related to capital expenditures and debt reduction.

* This press release includes references to non-GAAP financial measures. Please see the heading “Use of Non-GAAP Financial Measures” below for a more complete explanation.

Management Comments

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, “In the fiscal 2019 fourth quarter and full year, LightPath experienced encouraging market acceptance of its diversified portfolio of visible and IR lenses. While fiscal 2019 revenue growth for IR products was 8% and precision molded optics (“PMO”) products was 4% (19% and 4%, respectively, for the fourth quarter of fiscal 2019), it was not as high as we had expected. We believe three factors negatively impacted our 2019 performance:

1.
Relocation of the Irvington Facility: We believed that we would not be able to expand the Irvington Facility to meet the anticipated IR volume growth and certainly would not have the capacity to pursue defense IR opportunities.  We decided to relocate the Irvington Facility to our facilities in Orlando, Florida and Riga, Latvia. In connection with this relocation, we expended $1.2 million in fiscal 2019, $845,000 of which was in the fourth quarter of fiscal 2019. These costs are expected to be more than offset with savings of at least an equal amount in fiscal 2020, and will position LightPath for more IR volume. In addition, because the Orlando facility is ITAR certified, we can now participate in U.S. defense-related IR opportunities.
2.
Impact of tariff increases: Our China facility exports about 55% of its production. In fiscal 2019, we paid approximately $940,000 in tariffs. This represents an increase of $400,000 as compared to tariffs paid in fiscal 2018, $175,000 of which was incurred in the fourth quarter of fiscal 2019. We are evaluating and implementing several strategies that we believe will mitigate most of the impact of these tariffs starting in the second quarter of fiscal 2020, assuming no further changes are made to the U.S. trade policy.
3.
Tax impact: In the fourth quarter of fiscal 2019, we were impacted by the reversal of a non-cash deferred tax asset benefit that we took in the first half of 2019. Since our U.S. entities incurred a loss for fiscal 2019, we will not be able to utilize this benefit within the fiscal year and, therefore, reversed the benefit recorded in the first half of fiscal 2019 during the fourth quarter in the amount of $406,000.”

Mr. Gaynor continued, “We also had several disappointing operational impacts in fiscal 2019 that were not managed effectively, ultimately impacting our financial performance:
1.
Demand generation: While we did increase the 12-month backlog to record levels, we were unable to significantly increase our volume of customers to support our fiscal 2019 plan expectations.
2.
Demand fulfillment: The length of the IR sales and manufacturing cycles are much longer than our PMO cycles, and it impacted our scheduling and delivering of orders beginning in the second half of fiscal 2019.
3.
The relocation of the Irvington Facility and moving those operations to our Orlando, Florida and Riga, Latvia facilities, gave rise to additional and redundant costs, as well as manufacturing inefficiencies, especially in the coatings area which impacted our IR gross margins. However, because of our prior investments in BD6 materials, we were able to offset some of those cost impacts.”

“On a more positive note, there are four main points that we want to highlight from our results for fiscal 2019:
1.
Our IR product group continues to grow rapidly with the addition of our BD6 material system and the releases of many new products, including a family of thermal imaging lens assemblies.
2.
Our PMO product group remains stable, with moderate growth driven by 5G demand.
3.
We expect to benefit significantly from the savings generated by closing the Irvington Facility beginning in fiscal 2020.
4.
We have sufficient cash flow to fund operational growth through continued investments in product development, manufacturing capacity, and expansion of customer base.”

Mr. Gaynor continued, “We have laid out several initiatives to improve our financial performance. Our business model is to provide high quality, low cost, innovatively designed products across a broad array of markets, at the fastest total time to market possible. We track and report revenue by three major product groups (PMO, IR optics, and specialty products), which are supported by three distinct product capabilities: molded optics (visible and IR), thermal imaging optics, and custom optics. While each of these product capabilities have very different design, manufacturing, and financial models, they all fit our overall business model. To address the demand generation and fulfillment issues and continue to grow our revenue streams, we have commenced a number of actions to ensure we can proactively take maximum advantage of our capabilities. First, we have created the new position of Chief Operating Officer to better balance supply to demand by combining sales, operations, and engineering under a single leader. Second, we have staffed a product management function for each major product capability. Product managers are responsible for managing each product portfolio and target the most profitable high-growth opportunities that align with our capabilities. Third, we will be making further marketing knowledge investments by creating a new senior executive position responsible for strategic business development and assessing industry optical lens requirements. Collectively, these organizational changes and investments are designed to improve our execution and reduce time to market, which we believe will yield more profitable growth.”

“Our vision is to be the most competitive supplier of optical lenses that will ultimately enhance value for our stockholders. Our strategy going forward is to position LightPath at the intersection of our unique competencies and the optical lens requirements of our target industries, with the shortest time to market.”

“Our facility consolidation and other previously announced organizational changes are expected to allow for the investments in marketing and product management while still reducing total operating costs and expenses and improving EBITDA*. EBITDA* for fiscal 2019 was 6% of revenue. If we adjust this for the non-recurring costs related to relocation of the Irvington Facility, EBITDA* would have been 10% of revenue. If we further consider the cost improvements we expect from the facility relocation, coating improvements and material cost savings we have procured from our vendors, we believe EBITDA* would have been in the range of 12% to 15% of revenue in fiscal 2019, which is closer to our target range. We believe we are firmly on track to deliver on our vision for the benefit of our customers and all stakeholders,” Mr. Gaynor concluded.

Financial Results for the Three Months Ended June 30, 2019, Compared to the Three Months Ended June 30, 2018

Revenue for the fourth quarter of fiscal 2019 was approximately $8.7 million, an increase of approximately $657,000, or 8%, as compared to $8.1 million in the same period of the prior fiscal year. Revenue generated by PMO products was approximately $3.5 million for the fourth quarter of fiscal 2019, an increase of approximately $130,000, or 4%, as compared to $3.4 million in the same period of fiscal 2018. Although sales of PMO products to customers in the telecommunications and industrial markets increased by approximately $290,000 and $110,000, respectively, these increases were offset by decreases in sales to customers in the commercial market. Revenue generated by IR products was approximately $4.7 million in the fourth quarter of fiscal 2019, an increase of approximately $754,000, or 19%, compared to approximately $4.0 million in the same period of fiscal 2018. This increase was primarily driven by an increase in sales of molded IR products to customers in the industrial, defense and commercial markets. The primary drivers of the increase in demand for these products continue to be industrial applications, firefighting cameras and other public safety applications. Revenue generated by specialty products, which includes revenue for non-recurring engineering (“NRE”) projects, was approximately $490,000 in the fourth quarter of fiscal 2019, a decrease of approximately $227,000, or 32%, as compared to approximately $718,000 in the same period of fiscal 2018.  This decrease is primarily due to lower sales to customers in the medical and industrial markets, with fewer NRE projects. The decrease in sales to customers in the medical market is due to the timing of customer orders. The decrease in sales to customers in the industrial market is primarily due to a slowdown in light detection and ranging (“LIDAR”) development projects and the related assemblies. NRE revenue is project based and the timing of any such projects is wholly dependent on our customers and their project activity.

Sales of IR products comprised 54% of the Company’s consolidated revenue in the fourth quarter of fiscal 2019, as compared to 49% of the total sales in same period of the prior fiscal year. PMO sales represented 40% of consolidated revenues in the fourth quarter of fiscal 2019, compared to 42% of total sales in the same period of fiscal 2018. Specialty products revenue represented 6% of consolidated revenue in the fourth quarter of fiscal 2019, down from 9% in the same period of fiscal 2018.

Gross margin in the fourth quarter of fiscal 2019 was approximately $2.8 million, an increase of 16%, as compared to approximately $2.4 million in the same quarter of the prior fiscal year. Gross margin as a percentage of revenue was 32% for the fourth quarter of fiscal 2019, as compared to 30% for the same period of the prior fiscal year. Total cost of sales was approximately $5.9 million for the fourth quarter of fiscal 2019, an increase of approximately 5%, compared to $5.7 million for the same period of the prior fiscal year. The increase is driven by higher sales, coupled with certain cost increases, such as elevated costs including labor costs, manufacturing inefficiencies, and increased overhead expenses associated with the relocation of the Company’s the Irvington Facility, which are non-recurring. Although the Company expected to have higher costs for fiscal 2019 due to this relocation, management expects costs to improve beginning in fiscal 2020, as the facility relocation was complete as of June 30, 2019. In addition, cost of sales for the fourth quarter was negatively impacted by higher duties and freight charges resulting from newly effective tariffs. The Company is evaluating and implementing a number of strategies to mitigate the current and future impact of tariffs.

During the fourth quarter of fiscal 2019, total operating costs and expenses were approximately $3.9 million, an increase of approximately $976,000, as compared to the same period of the prior fiscal year. Selling, general and administrative (“SG&A”) costs increased by approximately $921,000, primarily due to approximately $845,000 of non-recurring expenses related to the relocation of the Irvington Facility. Management expected SG&A costs to be elevated for fiscal 2019 as part of this facility relocation. On a long-term basis, the consolidation of the Company’s manufacturing facilities is expected to reduce operating and overhead costs. New product development costs increased by approximately $82,000, or 19%, due to increased wages related to additional engineering employees to handle the higher level of product development work, particularly for new BD6 lenses. The increases in new product development and SG&A costs were offset by decreases in the amortization of intangibles, and gains on disposals of equipment.

Interest expense, net, was approximately $124,000 in the fourth quarter of fiscal 2019, compared to approximately $135,000 in the same period of the prior fiscal year. The decrease is due to the refinancing of the Company’s previous term loan with a new lender, which occurred during the third quarter of fiscal 2019. The Company expects interest expense to continue to be lower in fiscal 2020, due to more favorable terms associated with the new term loan.

During the fourth quarter of fiscal 2019, the Company recorded income tax expense of approximately $496,000, compared to an income tax benefit of approximately $508,000 for the same period of the prior fiscal year. The Company’s tax expenses and benefits, and the effective income tax rate, are impacted by the mix of taxable income and losses generated in the Company’s various tax jurisdictions. Income tax expense for the fourth quarter of fiscal 2019 includes the reversal of $406,000 of income tax benefits recorded in the first half of fiscal 2019, due to a change in the Company’s estimated utilization of NOL carryforward benefits for fiscal 2019. The remainder of the income tax expense for the fourth quarter of fiscal 2019 is attributable to income taxes on the income generated by one of the Company’s Chinese subsidiaries, LightPath Optical Instrumentation (Zhenjiang) Co., Ltd (“LPOIZ”). The income tax benefit for the fourth quarter of fiscal 2018 was primarily attributable to adjustments to the Company’s valuation allowance against its U.S. net deferred tax assets. LightPath has NOL carry-forward benefits of approximately $74 million against net income as reported on a consolidated basis in the U.S. The NOL does not apply to taxable income from foreign subsidiaries. Outside of the U.S., income taxes are attributable to the Company’s wholly-owned subsidiaries in China.

LightPath recognized foreign currency exchange losses for the fourth quarter of fiscal 2019 due to changes in the value of the Chinese Yuan and Euro, against the U.S. Dollar, in the amount of approximately $113,000, which had no impact on basic and diluted earnings per share, compared to losses of $714,000 in the fourth quarter of fiscal 2018, which had a $0.03 unfavorable impact on basic and diluted earnings per share.

Net loss for the fourth quarter of fiscal 2019 was approximately $1.8 million, or $0.07 basic and diluted loss per share, compared to approximately $807,000, or $0.03 basic and diluted loss per share for the fourth quarter of fiscal 2018.

Weighted-average shares of common stock outstanding were 25,813,895 basic and diluted, in the fourth quarter of fiscal 2019, compared to 25,738,138 basic and diluted in the fourth quarter of fiscal 2018. The increase in the weighted-average shares of common stock outstanding was due to shares of Class A common stock issued under the Employee Stock Purchase Plan (“2014 ESPP”), and upon the exercises of stock options and restricted stock units (“RSUs”).

EBITDA* loss for the fourth quarter of fiscal 2019 was approximately $219,000, compared to an EBITDA* loss of approximately $269,000 in the fourth quarter of fiscal 2018. The slight improvement in EBITDA* is primarily the result of the increase in gross margin, coupled with an approximately $601,000 decrease in foreign exchange losses for the fourth quarter of fiscal 2019, as compared to the same period of the prior fiscal year. These favorable changes were offset by approximately $845,000 in restructuring costs related to the relocation of the Irvington Facility during the fourth quarter of fiscal 2019.

Financial Results for the Fiscal Year Ended June 30, 2019, Compared to the Fiscal Year Ended June 30, 2018

Revenue for fiscal 2019 totaled approximately $33.7 million for fiscal 2019, an increase of $1.2 million, or 4%, as compared to approximately $32.5 million for fiscal 2018. Revenue generated by PMO products was approximately $14.1 million, an increase of approximately $576,000, or 4%, compared to $13.5 million in fiscal 2018. The increase is primarily due to increased sales to customers in the telecommunications market, partially offset by a decrease in sales to customers in the commercial market. Revenue generated by IR products was approximately $17.3 million for fiscal 2019, an increase of approximately $1.3 million, or 8%, as compared to approximately $16.0 million in fiscal 2018. This increase was primarily driven by our new line of BD6 molded IR products, including thermal imaging assemblies. The increased demand for our IR products continues to be led by industrial applications, firefighting cameras and other public safety applications. We have entered into several new supply agreements with new customers for these types of products, and we expect this business to continue to grow. Revenue generated by our specialty products, which includes NRE project revenue, was approximately $2.4 million for fiscal 2019, a decrease of $644,000, or 21%, compared to $3.0 million for fiscal 2018. This decrease is due to timing of orders from customers in the defense industry, as well as some customer development projects related to LIDAR applications that did not continue in fiscal 2019.

Sales of IR products comprised 51% of the Company’s consolidated revenue in fiscal 2019, as compared to 49% of total sales in the prior fiscal year. PMO sales represented 42% of consolidated revenues fiscal 2019, consistent with fiscal 2018. Specialty products revenue represented 7% of consolidated revenue in fiscal 2019, down slightly from 9% in the prior fiscal year.

Gross margin was approximately $12.5 million for both fiscal 2019 and 2018. Total cost of sales was approximately $21.2 million for fiscal 2019, compared to $20.0 million for the prior fiscal year. Gross margin as a percentage of revenue for fiscal 2019 was 37%, compared to 39% in fiscal 2018. The increase in cost of sales, and associated decrease in gross margin as a percentage of revenue, is primarily the result of certain cost increases, such as the elevated costs associated with the relocation of the Irvington Facility, which are non-recurring, and higher duties and freight charges resulting from newly effective tariffs, which primarily impacted the PMO product group. In addition, gross margin for fiscal 2019 was lower as a result of the decrease in specialty products revenue, due to the absence of higher margin orders and projects, which benefited gross margin in the prior year. With respect to IR products, the Company began to see some benefit from its margin improvement efforts in the second half of fiscal 2019 with respect to both existing products and our new BD6-based products. With respect to material costs, the standard material for the majority of our IR products continues to be germanium, which has inherent pricing volatility. As the Company converts many of these products to its BD6 material, the Company expects IR margins to improve over time. While sales of IR products made with this material more than doubled in fiscal 2019, as compared to the prior fiscal year, these products still represent less than 20% of IR revenue and, therefore, have not yet had a significant impact on gross margin. We expect them to represent the majority of our IR sales in the future. With respect to the relocation of the Irvington Facility, although the Company expected to have higher costs associated with the relocation of the Irvington Facility for fiscal 2019, management expects costs to improve beginning in fiscal 2020 as the facility relocation was complete as of June 30, 2019.

During fiscal 2019, total operating costs and expenses were approximately $13.6 million, an increase of approximately $1.5 million, as compared to fiscal 2018. This increase was primarily driven by SG&A costs, particularly the approximately $1.2 million in non-recurring expenses related to the relocation of the Irvington Facility to LightPath’s other lower-cost facilities in Orlando, Florida, and Riga, Latvia. In addition, new product development costs increased by approximately $398,000, due to increased wages related to additional engineering employees to handle the higher level of product development work associated with our new line of BD6-based products.

In fiscal 2019, interest expense was approximately $697,000, compared to approximately $187,000 in the prior fiscal year. In fiscal 2019, interest expense includes the write-off of debt costs of approximately $94,000 associated with the refinancing of the Company’s previous term loan with a new lender. In fiscal 2018, net interest expense was reduced by a gain of approximately $467,000 associated with the satisfaction of the note payable to the sellers of ISP Optics Corporation (the “Sellers Note”), in full, and the reversal of the related fair value adjustment liability. Excluding these discrete items, interest expense decreased by approximately $51,000 for fiscal 2019, as compared to fiscal 2018, due to the more favorable terms associated with the new term loan entered into during the third quarter of fiscal 2019.

During fiscal 2019, LightPath recorded income tax expense of approximately $455,000, compared to an income tax benefit of approximately $827,000 for the prior fiscal year. For fiscal 2019, income tax expense is largely attributable to income generated by one of the Company’s Chinese subsidiaries, LPOIZ. The income tax benefit for fiscal 2018 is attributable to changes in taxation related to certain subsidiaries in China and Latvia, as well as a decrease in the valuation allowance on the Company’s U.S. deferred tax assets.

LightPath recognized foreign currency exchange losses in fiscal 2019 due to changes in the value of the Chinese Yuan and Euro against the U.S. Dollar, in the amount of approximately $436,000, which had a $0.02 unfavorable impact on basic and diluted earnings per share, compared to a gain of $141,000 in fiscal 2018, which had a $0.01 favorable impact on basic and diluted earnings per share.

Net loss for fiscal 2019 was approximately $2.7 million, or $0.10 basic and diluted loss per share, compared to net income of approximately $1.1 million, or $0.04 basic and diluted earnings per share for fiscal 2018. Adjusted net loss* for fiscal 2019 was also approximately $2.7 million, compared to adjusted net income* of approximately $1.3 million for fiscal 2018.

Weighted-average shares of common stock outstanding were 25,794,669, for both basic and diluted, in fiscal 2019, compared to basic and diluted shares of 25,006,467 and 26,811,468, respectively, in fiscal 2018. The increase in the weighted-average basic common stock shares was primarily due to 967,208 shares of Class A common stock issued during the third quarter of fiscal 2018 in conjunction with the satisfaction of the Sellers Note, and, to a lesser extent, shares of Class A common stock issued under the 2014 ESPP, and upon the exercises of stock options and RSUs.

EBITDA* for fiscal 2019 was approximately $1.9 million, compared to approximately $3.8 million in fiscal 2018. Adjusted EBITDA* for fiscal 2019 was also approximately $1.9 million, compared to approximately $4.0 million in of fiscal 2018. The decrease in adjusted EBITDA between the periods was primarily due to restructuring costs of approximately $1.2 million incurred during fiscal 2019 related to the relocation of the Irvington Facility. In addition, foreign exchange losses increased by approximately $577,000 in fiscal 2019, as compared to fiscal 2018.

Cash, cash equivalents and restricted cash totaled approximately $4.6 million as of June 30, 2019, compared to approximately $6.5 million as of June 30, 2018. Cash provided by operations was approximately $411,000 for the fiscal year ended June 30, 2019, compared to approximately $2.6 million in the prior fiscal year. The decrease in cash flow from operations is primarily the result of non-recurring costs associated with the relocation of the Irvington Facility, as well as increases in inventory and accounts receivable. During fiscal 2019, the Company expended approximately $1.9 million for capital equipment and acquired an additional $530,000 in equipment through capital leases, as compared to the same period of the prior fiscal year when the Company expended $2.5 million and acquired an additional $763,000 through capital leases.

The current ratio as of June 30, 2019 was 3.1 to 1, compared to 3.3 to 1 as of June 30, 2018. Total stockholders’ equity as of June 30, 2019 was approximately $33.5 million, compared to approximately $35.4 million as of June 30, 2018. The net decrease is due to the net loss for the fiscal year ended June 30, 2019.

As of June 30, 2019, LightPath’s 12-month backlog remained strong at $17.1 million, an increase of 33% as compared to $12.8 million as of June 30, 2018. The increase in LightPath’s 12-month backlog from the first quarter to the second quarter of fiscal 2019 was largely due to the renewal of a large annual contract during the second quarter, which LightPath began shipping against during the third quarter of fiscal 2019. During the remainder of fiscal 2019, bookings and shipments remained fairly consistent, yielding a continued strong level of backlog.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding financial results, this press release includes references to EBITDA, adjusted EBITDA, adjusted net income (loss), and gross margin, all of which are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP, see the tables provided in this press release.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization. Similarly, the Company calculates adjusted EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, amortization, and the change in the fair value of the warrants issued in connection with the private placement in June 2012, which warrants expired in December 2017.

The fair value of the warrants issued in connection with the private placement in 2012 was re-measured each reporting period until the warrants were either exercised or expired. Each reporting period, the change in the fair value of these warrants was either recognized as non-cash expense or non-cash income. The change in the fair value of the warrants had a significant correlation to the change in the market value of the Company’s Class A common stock for the period being reported and was not impacted by actual operations during such period. Management believes that excluding the change in the fair value of these warrants enhances the ability of investors to analyze and better understand the underlying business operations and performance.

The Company calculates adjusted net income (loss) by adjusting net income (loss) to exclude the change in the fair value of the warrants issued in connection with the private placement in June 2012.

The Company calculates gross margin by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates cost structure and provides funds for total costs and expenses. The Company uses gross margin in measuring the performance of its business and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Friday, September 13 at 8:30 a.m. ET to discuss its financial and operational performance for the fourth quarter and fiscal year ended June 30, 2019.

Date: Friday, September 13, 2019
Time: 8:30 AM (ET)
Dial-in Number: 1-877-317-2514
International Dial-in Number: 1-412-317-2514
Webcast: https://services.choruscall.com/links/lpth190913.html

Participants should dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through September 27, 2019. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID # 10134249.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs, manufactures, and distributes proprietary optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continued improvements in our financial results,and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Jim Gaynor, President & CEO LightPath Technologies, Inc. Tel: 407-382-4003 jgaynor@lightpath.com	Donald O. Retreage, Jr., CFO LightPath Technologies, Inc. Tel: 407-382-4003 x329 dretreage@lightpath.com	Jordan Darrow Darrow Associates Tel: 512-551-9296 jdarrow@darrowir.com

(tables follow)

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(unaudited)

	June 30,	June 30,
Assets	2019	2018
Current assets:
Cash and cash equivalents	$4,604,701	$5,508,620
Restricted cash	-	1,000,000
Trade accounts receivable, net of allowance of $29,406 and $13,364	6,210,831	5,370,508
Inventories, net	7,684,527	6,404,741
Other receivables	353,695	46,574
Prepaid expenses and other assets	754,640	1,058,610
Total current assets	19,608,394	19,389,053

Property and equipment, net	11,731,084	11,809,241
Intangible assets, net	7,837,306	9,057,970
Goodwill	5,854,905	5,854,905
Deferred tax assets, net	652,000	624,000
Other assets	289,491	381,945
Total assets	$45,973,180	$47,117,114
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,227,768	$2,032,834
Accrued liabilities	871,912	685,430
Accrued payroll and benefits	1,730,658	1,228,120
Deferred rent, current portion	539,151	86,560
Loans payable, current portion	581,350	1,458,800
Capital lease obligation, current portion	404,424	307,199
Total current liabilities	6,355,263	5,798,943

Capital lease obligation, less current portion	640,284	550,127
Deferred rent	518,364	290,804
Loans payable, less current portion	5,000,143	5,119,796
Total liabilities	12,514,054	11,759,670

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting;
500,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
44,500,000 shares authorized; 25,813,895 and 25,764,544
shares issued and outstanding	258,139	257,645
Additional paid-in capital	230,321,324	229,874,823
Accumulated other comprehensive income	808,518	473,508
Accumulated deficit	(197,928,855)	(195,248,532)
Total stockholders’ equity	33,459,126	35,357,444
Total liabilities and stockholders’ equity	$45,973,180	$47,117,114

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue, net	$8,745,278	$8,088,377	$33,749,088	$32,525,471
Cost of sales	5,916,343	5,653,725	21,230,168	19,997,740
Gross margin	2,828,935	2,434,652	12,518,920	12,527,731
Operating expenses:
Selling, general and administrative	3,084,101	2,163,350	10,498,651	9,218,346
New product development	522,203	440,145	2,016,615	1,618,994
Amortization of intangibles	283,521	329,270	1,220,664	1,317,082
Loss (gain) on disposal of property and equipment	15,821	(3,573)	(77,047)	(258)
Total costs and expenses	3,905,646	2,929,192	13,658,883	12,154,164
Operating income (loss)	(1,076,711)	(494,540)	(1,139,963)	373,567
Other income (expense):
Interest expense, net	(123,578)	(134,736)	(697,113)	(186,948)
Change in fair value of warrant liability	-	-	-	(194,632)
Other income (expense), net	(65,702)	(686,343)	(388,041)	241,040
Total other income (expense), net	(189,280)	(821,079)	(1,085,154)	(140,540)
Income (loss) before income taxes	(1,265,991)	(1,315,619)	(2,225,117)	233,027
Income tax provision (benefit)	495,699	(508,399)	455,206	(827,077)
Net income (loss)	$(1,761,690)	$(807,220)	$(2,680,323)	$1,060,104
Foreign currency translation adjustment	55,843	(22,774)	335,010	178,112
Comprehensive income (loss)	$(1,705,847)	$(829,994)	$(2,345,313)	$1,238,216

Earnngs (loss) per common share (basic)	$(0.07)	$(0.03)	$(0.10)	$0.04
Number of shares used in per share calculation (basic)	25,813,895	25,738,138	25,794,669	25,006,467
Earnings (loss) per common share (diluted)	$(0.07)	$(0.03)	$(0.10)	$0.04
Number of shares used in per share calculation (diluted)	25,813,895	25,738,138	25,794,669	26,811,468

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Stockholders' Equity
(unaudited)

				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comphrehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2017	24,215,733	$242,157	$225,492,252	$295,396	$(196,308,636)	$29,721,169
Issuance of common stock for:
Exercise of warrants	433,810	4,338	529,980	—	—	534,318
Employee Stock Purchase Plan	19,980	200	48,391	—	—	48,591
Exercise of stock options, net	127,813	1,278	224,723	—	—	226,001
Settlement of Sellers Note	967,208	9,672	2,237,392			2,247,064
Reclassification of warrant liability upon exercise	—	—	685,132	—	—	685,132
Stock-based compensation on stock options & RSUs	—	—	656,953	—	—	656,953
Foreign currency translation adjustment	—	—	—	178,112	—	178,112
Net income	—	—	—	—	1,060,104	1,060,104
Balances at June 30, 2018	25,764,544	257,645	229,874,823	473,508	(195,248,532)	35,357,444
Issuance of common stock for:
Employee Stock Purchase Plan	20,871	209	38,229	—	—	38,438
Exercise of stock options, net	28,480	285	13,482	—	—	13,767
Stock-based compensation on stock options & RSUs	—	—	394,790	—	—	394,790
Foreign currency translation adjustment	—	—	—	335,010	—	335,010
Net loss	—	—	—	—	(2,680,323)	(2,680,323)
Balances at June 30, 2019	25,813,895	$258,139	$230,321,324	$808,518	$(197,928,855)	$33,459,126

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Year Ended
	June 30,
	2019	2018
Cash flows from operating activities
Net (loss) income	$(2,680,323)	1,060,104
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	3,464,156	3,403,581
Interest from amortization of debt costs	117,261	19,685
(Gain) loss on disposal of property and equipment	(77,047)	(258)
Stock-based compensation on stock options & RSU, net	394,790	373,554
Provision for doubtful accounts receivable	(6,658)	(16,417)
Change in fair value of warrant liability	—	194,632
Change in fair value of Sellers note	—	(396,163)
Deferred rent amortization	370,701	(81,475)
Inventory write-offs to reserve	125,234	187,547
Deferred tax benefit	(28,000)	(533,806)
Changes in operating assets and liabilities:
Trade accounts receivable	(833,665)	618,393
Other receivables	(306,348)	(15,997)
Inventories	(1,405,020)	(1,330,994)
Prepaid expenses and other assets	392,925	(685,260)
Accounts payable and accrued liabilities	883,179	(178,138)
Net cash provided by operating activities	411,185	2,618,988

Cash flows from investing activities
Purchase of property and equipment	(1,931,835)	(2,517,685)
Proceeds from sale of equipment	683,250	—
Net cash used in investing activities	(1,248,585)	(2,517,685)

Cash flows from financing activities
Proceeds from exercise of stock options	13,767	226,001
Proceeds from sale of common stock from Employee Stock Purchase Plan	38,438	48,591
Loan costs	(92,860)	(61,253)
Borrowings on loan payable	5,813,500	2,942,583
Proceeds from exercise of warrants, net of costs	—	534,318
Payments on loan payable	(6,831,503)	(4,716,536)
Payments on capital lease obligations	(342,871)	(287,354)
Net cash used in financing activities	(1,401,529)	(1,313,650)
Effect of exchange rate on cash and cash equivalents and restricted cash	335,010	(364,048)
Change in cash and cash equivalents and restricted cash	(1,903,919)	(1,576,395)
Cash and cash equivalents and restricted cash, beginning of period	6,508,620	8,085,015
Cash and cash equivalents and restricted cash, end of period	$4,604,701	$6,508,620

Supplemental disclosure of cash flow information:
Interest paid in cash	$500,985	$546,306
Income taxes paid	$406,526	$386,471
Supplemental disclosure of non-cash investing & financing activities:
Purchase of equipment through capital lease arrangements	$530,253	$763,247
Landlord credits for leasehold improvements	$309,450	—
Reclassification of warrant liability upon exercise	—	$685,132
Derecognition of liability associated with stock option grants	—	$283,399
Conversion of Sellers Note to Common Stock	—	$2,247,064

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

LIGHTPATH TECHNOLOGIES, INC.
Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

	(unaudited)
	Quarter Ended:		Year Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net income (loss)	$(1,761,690)	$(807,220)	$(2,680,323)	$1,060,104
Change in fair value of warrant liability	—	—	—	194,632
Adjusted net income (loss)	$(1,761,690)	$(807,220)	$(2,680,323)	$1,254,736
% of revenue	-20%	-10%	-8%	4%

	(unaudited)
	Quarter Ended:		Year Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net income (loss)	$(1,761,690)	$(807,220)	$(2,680,323)	$1,060,104
Depreciation and amortization	923,195	911,577	3,464,156	3,403,581
Income tax provision (benefit)	495,699	(508,399)	455,206	(827,077)
Interest expense	123,578	134,736	697,113	186,948
EBITDA	$(219,218)	$(269,306)	$1,936,152	$3,823,556
Change in fair value of warrant liability	—	—	—	194,632
Adjusted EBITDA	$(219,218)	$(269,306)	$1,936,152	$4,018,188
% of revenue	-3%	-3%	6%	12%